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                                                                 Exhibit (d)(17)

                                August 24, 2000



Mr. Stephen Buchwald
c/o ChiRex, Inc.
300 Atlantic Street
Suite 402
Stamford, CT  06901

          Re:  Extension of Term of Consulting Agreement
               -----------------------------------------

Dear Mr. Buchwald:

          Reference is hereby made to (i) that certain consulting agreement, dated as of July 19, 1996 (the "Consulting Agreement"), between you and ChiRex, Inc. (the "Company") and (ii) that certain Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), among Rhodia, a French corporation ("Parent"), Cousin Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and the Company.

          Subject to the consummation of the Offer (as such term is defined in the Merger Agreement), (i) you hereby agree to extend the term of the Consulting Agreement through December 31, 2001, and (ii) the Company hereby agrees that you (and only you) shall be permitted to travel business class between the United States and Europe when travelling for business reasons.

          This letter agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          Please acknowledge your agreement with the foregoing by signing in the space below.


                              CHIREX INC.


                              By:  /s/ Thomas I.H. Dubin
                                  Name:  T. I.H. Dubin
                                  Title:  VP, General Counsel & Secretary


Agreed and accepted:


/s/ Stephen Buchwald 8/24/00
----------------------------
Stephen Buchwald